Translation of Consent from Beijing Business & Intelligence Consulting Co., Ltd.

Consent

To:	Oriental Dragon Corporation (the “Company”)

We hereby consent to the reference of our report – < 2006 – 2008 China’s Fruit Processing Industry Report> (the “Report”) in this registration statement and its amendment (the “Registration Statement”). The Company shall make sure that all the referenced data will be consistent with the Report.

We also consent to the filing of this consent as an exhibit to the Registration Statement, and the reference of our company name and the discussions related thereto in certain sections of the Registration Statement.

/s/ Beijing Business & Intelligence Consulting Co., Ltd.

November 2, 2010

北京商务咨询有限公司文件

同 意 函

Oriental Dragon Corporation：

我公司同意贵公司引用报告--《2006-2008 年中国水果深加工行业调查报告》中的有关数据，贵公司保证引用相关数据及章节不违背报告的意思表述。

本同意函可以作为注册声明书及其修订文件的附件，在注册声明书中引述本公司名称及本公司报告的相关内容。

北京商务咨询有限公司

2010 年 11 月 2 日